EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of December , 1996, is between U.S. PLASTIC LUMBER CORPORATION, a Nevada corporation (the "Company"), and DAVID A. FARROW ("Executive").

                            RECITALS

     A. Executive has been employed as a principal executive officer of the Company, and as such has made a unique contribution to the business of the Company.

     B. The Board of Directors of the Company believes that the continued services of Executive would be of great value to the Company and desires retaining his services for a number of years.

     C. Executive is willing to accept employment by the Company upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the Company and Executive hereby agree as follows:

     SECTION 1. TERM OF EMPLOYMENT.

     The Company shall employ Executive and Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period commencing as of the date hereof and ending on the second (2nd) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the second (2nd) anniversary of the date hereof or the date of such termination, as the case may be, being the (Employment Period").

     SECTION 2. DUTIES.

     (a) General Duties. During the Employment Period, Executive shall serve the Company and its subsidiaries in a senior executive capacity with such duties consistent therewith, and shall perform such other services for the Company and its subsidiaries consistent with the position of a senior executive officer, as may be reasonably assigned to Mm from time to time by the Board of Directors of the Company. Executive's initial position with the Company shall be Chairman.

     (b) Primary Activity. Durina the Employment Period, Executive shall devote at least 75%, and shall be under no obligation to devote more than 75%, of his working time and energy to the interests and business of the Company and its subsidiaries; however, Executive shall be excused from perfo@ng any services for the Company hereunder during periods of temporary illness or incapacity and during reasonable vacations, and Executive may devote a reasonable amount of time to the handling of his personal affairs, without thereby in any way affecting the compensation to which he is entitled hereunder. Although it is acknowledged that the duties of a senior executive officer may require from time to time attention to business at times other than normal business hours, it is intended by the parties hereto that Executive shall perform his duties hereunder during normal business hours. During the Employment Period, Executive shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company and its subsidiaries, to the proper servicing of such business and to the protection of the good will of such business, both as now enjoyed and hereafter acquired.

     (c) Location and Travel. During the Employment Period, Executive's business office shall be located (and his duties shall generally be performable) at the executive offices of the Company in Boca Raton, Florida, unless otherwise agreed to in writing by the Company and Executive. Executive agrees to travel for business purposes in a reasonable amount for reasonable lengths of time, commensurate with Executive's senior executive position.

     SECTION 3. COMPENSATION.

     As full compensation to Executive for performance of his services hereunder, the Company agrees to pay Executive and Executive agrees to accept the following salary and other benefits during the Employment Period:

     (a) Salary. The Company shall pay Executive a salary at the annual rate of $52,000. or such greater annual rate of compensation as the Board of Directors of the Company may from time to time determine ("Base Salary"). The Base Salary due Executive hereunder shall be payable in equal weekly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect. Executive will be granted options to purchase 100,000 shares of common stock of U.S. Plastic Lumber at $4.00 per share.

     (b) Reimbursement of Expenses. The Company shall reimburse Executive for all expenses properly incurred by him in the performance of his duties hereunder in accordance with policies, established from time to time by the Board of Directors of the Company.

     (c) Further Benefits. Executive shall be entitled to participate in any health, accident, retirement or similar employee benefit plans provided by the Company generally to its employees to the extent conunensurate with the participation therein of executives of the Company; provided, however, that such employee benefit plans shall be no less favorable to Executive than those provided by the Company to Executive immediately prior to the entering into of this Agreement. Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing or other compensation or incentive plans adopted by the Company, for the general and overall benefit of executives of the Company, the extent and manner of participation to be determined by the Board of Directors of the Company. The benefits provided in this subsection (c) shall be in addition to the compensation and benefits provided in the other subsections of this Section 3.

     (d) Offices. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries, provided, however, that Executive shall not be required to serve as an officer or director of any subsidiary if such service would expose him to adverse financial consequences.

     SECTION 4. CERTAIN COVENANTS.

     In order to induce the Company to enter into this Agreement, Executive hereby acknowledges and agrees as follows:

     (a) Proprietary Information. All documents, records, techniques, business secrets and other information which have come into the possession of or have been developed by Executive from time to time in the course and for the business of the Company and its subsidiaries prior to the date hereof or which may come into his possession or be developed by him during his employment by the Company hereunder shall be deemed to be confidential and proprietary to the Company, except for such documents, records, techniques, business secrets and other information which have come into the possession of or have been developed by Executive prior to the date hereof in the course and for the business of, and which is used by, U.S. Plastic Lumber Corp. None of such Confidential Information, or any copies thereof, shall be retained by Executive after termination of the Employment Period.

     (b) Confidentiality. Executive shall keep confidenfial all, and shall not divulge to any other party any, of the Confidential Information of the Company and its subsidiaries including, but not limited to, Confidential Information relating to such matters as their finances and operations, the materials, processes, plans, designs, models, apparatus, equipment and formulas used in their operations, the names of their customers and such customers' requirements and the names of their suppliers, except for any such disclosure (1) which Executive believes in good faith to be required by applicable law or (ii) is now in the public domain, or hereafter enters the public domain, through no violation by Executive of his obligations hereunder.

     (c) Remedies. In the event of a breach or threatened breach by Executive of the provisions of this Section 4, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such confidential information has been disclosed, or is threatened to be disclosed, or from otherwise violating the provisions of this Section 4. Nothing herein contained shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other remedies available to them for such breach or threatened breach, including recovery of damages from Executive.

     SECTION 5. TERMINATION OF AGREEMENT.

     (a) Events of Termination. The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

     (i) The close of business on the second anniversary of the date hereof,

     (ii) the death of Executive;

     (iii)termination of Executive's employment for Cause. For the purpose of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon (A) the failure by Executive to substantially perform his duties hereunder, other than any such failure resulting from incapacity due to physical or mental illness, (B) the engaging by Executive in gross negligence of willful misconduct injurious to the Company, (C) the violation by Executive of the provisions of Section 4 hereof, or (D) the conviction of Executive of a felony of a crime involving moral turpitude.

     (iv) the election by Executive to terminate his employment hereunder;

     (v) the election by the Company to terminate Executive's employment hereunder; or

     (vi) the permanent disability of Executive. For the purpose of this Agreement, the "permanent disability" of Executive shall mean Executive's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the services to the Company contemplated hereby for a continuous period of 150 days or for 180 days out of a continuous period of 300 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

     (b) Compensation Upon Termination. If the Employment Period shall cease and terminate hereunder:

     (i)  pursuant to subsection (a)(i), (a)(ii), (a)(iii), (a)(iv) or
(a)(vi) of this Section 5, the Company shall pay to Executive (or his estate in the case of subsection (a) (ii)) his Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination. The Company shall have no additional or further liability to Executive hereunder; or

     (ii) pursuant to subsection (a)(v) of this Section 5, the company shall
(A) pay to Executive his Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination, (B) pay to Executive an amount equal to his then current annual Base Salary, such amount to be payable in 24 equal sernimonthly installments, less any amounts required to be withheld by the Company under any applicable federal, state or local income tax laws or similar laws then in effect, and
(c) continue for a period of one year from the date of termination (but only if permitted by the applicable plan) all fringe benefits to which Executive is then entitled pursuant to Section 3(c) hereof (including payment for any benefits to which Executive would be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, the benefit period with respect to which shall commence on the date of termination); provided, however, that the Employment Period shall be deemed to have expired on the date of termination for the purposes of any vesting period; and provided, further, that in no event shall Executive be entitled to receive pursuant to clause (B) above in amount in excess of that to which Executive would have been entitled had this Agreement not been so terminated.

     (c) Effect of Termination. This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement; provided, however, that Executive's obligations under Section 4 hereof shall survive any such termination.

     (d) Remedies. Nothing herein contained shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof

     SECTION 6. ASSIGNMENT.

     This Agreement shall not be assigned by either party hereto, except that the Company shall have the right to assign its rights hereunder to any direct or indirect subsidiary of the Company, any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise, and any person controlling or which controls or is under common control with the Company, any such subsidiary or any such successor; provided, however, that any such assignment shall not relieve the Company of any of its obligations hereunder.

     SECTION 7. NOTICES.

     All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

     (a)  If to the Company:

     U.S. Plastic Lumber Corp.
     2300 Glades Rd., Suite 44OW
     Boca Raton, FL 33431

     Attention: Mr. Mark Alsentzer
     Copies to:
     Proskauer, Rose, Goetz & Mendelsohn
     2255 Glades Rd., Suite 340 West
     Boca Raton, FL 33431-7360

     Attention: Donald Thompson
Addresses may be changed by notice in writing signed by the addressee.
     SECTIONS.  MISCELLANEOUS.

     This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any prior employment agreement between the Company and Executive shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by Executive and the Company, any such prior employment agreement shall be deemed to be canceled and of no further force or effect. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to lin-dt or otherwise effect the meaning hereof If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.


                    (SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

     U.S. PLASTIC LUMBER CORP.

     By: /s/ Mark Alsentzer

     Name:  Mark Alsentzer
     Title:    Chief Executive Officer


     /s/ David A. Farrow
     David A. Farrow